THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

          THIS THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated as of December 17, 2014, is among ELIZABETH ARDEN, INC., a Florida corporation (the "Borrower"), the banks party hereto, JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), as the administrative agent (the "Administrative Agent"), and Bank OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as the collateral agent (the "Collateral Agent", and together with the Administrative Agent, the "Agents").

RECITALS:

          A.   The Borrower, the Administrative Agent, the Collateral Agent and the banks party thereto have entered into that certain Third Amended and Restated Credit Agreement dated as of January 21, 2011 (as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of June 12, 2012, that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of January 16, 2014, and as the same may be further amended or otherwise modified, the "Agreement").

          B.   PNC Bank, National Association (successor in interest to National City Business Credit, Inc.), U.S. Bank National Association and Harris, N.A. have exited the credit facility pursuant to the terms of that certain Reallocation Agreement dated as of December 17, 2014.

          C.   Wells Fargo Capital Finance, LLC has assigned all of its right, title and interest in and to the Agreement as a Bank to Wells Fargo Bank, National Association pursuant to the terms of that certain Assignment and Acceptance dated as of December 17, 2014, and Wells Fargo Bank, National Association is now a Joint Lead Arranger along with JPMorgan Chase Bank, N.A. and Bank of America, N.A.

          D.   The Borrower and the Guarantors have requested that the Agents and the Banks amend certain provisions of the Agreement and the Agents and the Banks party hereto have agreed to do so on and subject to the terms set forth herein.

          NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

ARTICLE I. Definitions

Section 1.1 Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

ARTICLE II. Amendments

Section 2.1 Amendment to Section 1.01 of the Agreement. Each of the following definitions contained in Section 1.01 of the Agreement is amended in its entirety to read as follows:

          "Applicable Margin" means, with respect to either Type of Loan, the applicable margin (expressed in basis points) in the column below for the applicable Type of Loan and opposite the Debt Service Pricing Ratio set forth in the table below that corresponds with the actual Debt Service Pricing Ratio set forth in the most recent Compliance Certificate:

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Tier	Debt Service Pricing Ratio	LIBOR Loans	Base Rate Loans

I	Greater than 2.50:1.00	150.0	00.0

II	Less than or equal to 2.50:1.0 but greater than 2.00:1.00	175.0	25.0

III	Less than or equal to 2.00:1.00 but greater than 1.50:1.00	200.0	50.0

IV	Less than or equal to 1.50:1.00 but greater than 1.00	225.0	75.0

V	Less than or equal to 1.00:1.00	250.0	100.0

          Each Applicable Margin shall be determined by reference to Tier V for the period from the Effective Date until the first business day of the month following the day when the Compliance Certificate required in connection with the monthly financial statements delivered under Section 5.01(e) for each month end which corresponds with the end of each fiscal quarter end, beginning with such financial statements delivered for the month ended as of December 31, 2014. On such date, each Applicable Margin shall change in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above. Thereafter, each Applicable Margin shall change effective commencing on the first business day of the month following the date when a Compliance Certificate required by Section 5.01(c) is delivered, such change to be made in accordance with the Debt Service Pricing Ratio set forth therein and the table set forth above; provided, however, if any Compliance Certificate is not received by the date required by Section 5.01(c), the Applicable Margins shall revert to Tier V until delivery of the next Compliance Certificate. Notwithstanding anything contained herein to the contrary, during the period when the amount under clause (f) of the definition of "Borrowing Base" is included in the calculation of the Borrowing Base the Applicable Margin determined pursuant to the other provisions of this definition with respect to the first $25,000,000 of the Loan shall be increased by 1.00%. If it is ever subsequently determined that such financial statements did not accurately report the information necessary to determine the Debt Service Pricing Ratio and as a result thereof, the Debt Service Pricing Ratio utilized to determine the Applicable Margin was not correct and resulted in the Applicable Margin being different than it should have been if the Debt Service Pricing Ratio was accurately determined, the Borrower shall pay to the Administrative Agent the amount that would have been due (or, alternatively, the Banks shall reimburse the Borrower for their pro rata portion of the amount of any excess) under the terms hereof if the Debt Service Pricing Ratio was calculated correctly. A certificate of the Administrative Agent setting forth the amount or amounts (including a reasonably detailed calculation thereof) of any such difference shall be delivered to the Borrower and the Borrower shall pay the Administrative Agent (or the Banks shall reimburse the Borrower) the amount shown as due on any such certificate within 10 days after receipt thereof.

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          "Bank Product Obligations" means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or any Subsidiary to any Bank or any Affiliate of any Bank, of every kind, nature and description arising under or in respect of any Bank Product (including arising under or in respect of any Guarantee thereof), whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated. Bank Product Obligations shall not include any Excluded Swap Obligations or any indebtedness, liabilities, obligations, covenants or duties of the Borrower or any Subsidiary to the Second Lien Term Lender under the Second Lien Documents.

"Commitment Fee Rate" means, as of any date referenced in Section 2.08(b), a rate equal to 0.375%.

          "Obligations" means (a) the "Obligations" as defined in the Guarantee Agreement and (b) the Bank Product Obligations. Obligations shall not include any Excluded Swap Obligations or any indebtedness, liabilities, obligations, covenants or duties of the Borrower or any Subsidiary to the Second Lien Term Lender under the Second Lien Documents.

          "Permitted Indebtedness" means (i) the Obligations; (ii) the Senior Notes; (iii) up to $10,000,000 of unsecured Indebtedness incurred or assumed by the Borrower or any Domestic Subsidiary in connection with Permitted Acquisitions; (iv) the intercompany Indebtedness described on Schedule 5.11 (the "Arden Acquisition Indebtedness"); (v) no more than $15,000,000 (in the aggregate) of Purchase Money Indebtedness outstanding at any time, (vi) up to $50,000,000 (in the aggregate) of Indebtedness (in addition to the Arden Acquisition Indebtedness) outstanding at any time owed by Foreign Subsidiaries and any unsecured Guarantee thereof by the Borrower, provided that if such Indebtedness of the Foreign Subsidiaries is secured, then it will only be secured by accounts receivable and inventory of such Foreign Subsidiaries, (vii) unsecured Indebtedness incurred under the terms of the Convertible Bonds and any guarantees by the Guarantors of such Indebtedness as long as the Borrower provides the Administrative Agent and the Lenders: (a) at least 10 Business Days prior notice of the incurrence thereof, which notice shall set forth in reasonable detail the terms upon which such Convertible Bonds will be issued and (b) promptly after such Convertible Bonds are entered into, copies of the documentation pursuant to which such Convertible Bonds are issued, (viii) any unsecured Indebtedness incurred in connection with the Call Spread, (ix) any other unsecured Indebtedness in an aggregate amount of no more than $15,000,000 outstanding at any time, which shall be on such terms and conditions as are satisfactory to the Administrative Agent in all respects, (x) any refinancings of any of the above, which shall be on such terms and conditions as are satisfactory to the Administrative Agent in all respects, (xi) intercompany Indebtedness (in addition to the Arden Acquisition Indebtedness) between or among the Borrower or the Guarantors, as lenders, and any Foreign Subsidiary, as a borrower, which when the aggregate outstanding principal amount thereof is aggregated with the principal amounts committed or outstanding (whichever is greater) under clause (vi) above and the aggregate amount of any Permitted Investment made pursuant to Section 5.09(j), the total shall not exceed $65,000,000 in the aggregate, provided, that, after giving effect to such intercompany Indebtedness, the Borrower shall have Borrowing Availability under this Agreement of at least $15,000,000 and provided, further, any committed or outstanding principal amounts of Indebtedness under clause (vi) above (whichever is greater) shall permanently reduce dollar-for-dollar the amount of intercompany Indebtedness permitted under this clause (xi), and (xii) intercompany Indebtedness between any Foreign Subsidiary, as lender, and any Foreign Subsidiary, as a borrower.

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"Termination Date" means December 17, 2019.

Section 2.2 Additions to Section 1.01 of the Agreement. Each of the following definitions are hereby added to Section 1.01 of the Agreement in their proper alphabetical order:

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

          "Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. ss. 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.

          "Excluded Swap Obligation" means, with respect to the Borrower or any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Documents to which such Person is party with respect to, or the grant by such Person of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes unlawful under the Commodity Exchange Act or any rule or regulation promulgated thereunder (or the application or official interpretation of any provision thereof) by virtue of such Person's failure for any reason not to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time any such Loan Document becomes effective with respect to such related Swap Obligation.

"Sanctioned Country" means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

          "Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

          "Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom.

          "Swap Obligation" means, with respect to the Borrower or any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

Section 2.3 Amendment to Section 2.08. Clause (a) of Section 2.08 of the Agreement is amended in its entirety to read as follows:

(a)    Commitment Fee.   The Borrower shall pay to the Administrative Agent for the account of the Banks that are not Defaulting Banks based on their Applicable Percentage a commitment fee at the per annum Commitment Fee Rate. Such commitment fee shall accrue from and including the Effective Date to, but excluding, the date on which the Commitments expire or terminate, on the daily average unused portion of the Total Commitments.

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Section 2.4 Amendment to Section 2.15. Clause (a) of Section 2.15 of the Agreement is amended to add the following sentence to the end of such clause:

Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

Section 2.5 Amendment to Section 2.18. The first sentence of Section 2.18 of the Agreement is amended in its entirety to read as follows:

By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), the Borrower may request an increase of the aggregate amount of the Commitments; provided that (a) for any increase of the Commitments up to $300,000,000 (i) no Default shall have occurred and be continuing, and (ii) the Borrower shall have provided evidence satisfactory to the Banks that the Indebtedness to be incurred pursuant to the increase in the Commitments is permitted by the Indenture to the extent such Indenture is still in effect, and (b) for any increase of the Commitments above $300,000,000, in addition to satisfying the requirements of clause (a), the Borrower shall have provided evidence satisfactory to the Banks that, after giving effect to the Indebtedness incurred pursuant to the increase in the Commitments, the aggregate amount of all outstanding Obligations plus the aggregate amount outstanding under the Second Lien Credit Agreement does not exceed ninety percent (90.0%) of the maximum Indebtedness of the Borrower and the Restricted Subsidiaries (as such term is defined in the Indenture) permitted under the Indenture with respect to Credit Facilities (as such term is defined in the Indenture) to the extent such Indenture is still in effect; provided, further, however, that the aggregate amount of the Commitments shall not at any time exceed $375,000,000 after giving effect to any such increase.

Section 2.6 Amendment to Section 4.04. Clause (d) of Section 4.04 of the Agreement is amended in its entirety to read as follows:

(d) Intentionally omitted.

Section 2.7 Addition to Article IV. Article IV of the Agreement is amended to add the following to the end of such Article:

          Section 4.22.    Section 4.22   Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 2.8 Amendment to Section 5.05. Section 5.05 of the Agreement is amended to add the following sentence to the end of such Section:

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          The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 2.9 Amendment to Section 5.06. Section 5.06 of the Agreement is amended in its entirety to read as follows:

          Section 5.06.    Inspection of Property, Books and Records.   The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent, at Borrower's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants and to otherwise conduct inventory inspections, appraisals, collateral audits or other field examinations as follows: (a) if the ratio of Cash Flow to Debt Service is greater than or equal to 1.10 to 1.00, computed in each case for the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months, during such calendar year, the Administrative Agent may not conduct more than one (1) field examination in any calendar year; (b) if the ratio of Cash Flow to Debt Service is greater than or equal to 1.10 to 1.00, computed in each case for the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months, during such calendar year and no Event of Default shall have occurred hereunder, the Administrative Agent may not conduct, and the Borrower shall not be obligated to pay for, more than one (1) appraisal of the Inventory each calendar year; and (c) the exercise by the Administrative Agent of its rights under this sentence shall require reasonable prior notice to the Borrower and shall be conducted during normal business hours in a reasonable manner so as not to disrupt the normal conduct of the Borrower's business. Notwithstanding anything contained to the contrary herein or in any of the Loan Documents, upon the occurrence of an Event of Default, the Administrative Agent may visit and inspect the Borrower, any of its Subsidiaries and any of their respective properties in order to examine and make abstracts from any of their respective books and records, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants and to otherwise conduct inventory inspections, appraisals, collateral audits or other field examinations as often as may reasonably be desired. If the ratio of Cash Flow to Debt Service is less than 1.10 to 1.00, computed in each case for the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter for the preceding twelve months, during such calendar year, then the Administrative Agent, at its discretion, may conduct one (1) additional field examination and one (1) additional appraisal of the Inventory during such calendar year at the Borrower's expense. If an Event of Default shall have occurred hereunder, the Administrative Agent may conduct such number of appraisals of the Inventory or field examinations as it deems necessary in its reasonable sole discretion and the Borrower shall be obligated to pay for all such appraisals and field examinations. In addition, Administrative Agent has the right at any time and from time to time, at the Borrower's expense, to conduct routine and periodic verifications as to the existence and condition of Accounts, in each case without prior notice to or consent of Borrower and whether or not a Default exists. In conducting the verifications hereunder, the Administrative Agent will advise the parties contacted that the verification is routine. The Administrative Agent will not conduct verifications of Accounts under this Section 5.06 more frequently than is reasonably necessary.

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Section 2.10 Amendment to Section 5.09. Clause (l) of Section 5.09 of the Agreement is amended in its entirety to read as follows:

          (l)          investments (in addition to the types described in the foregoing clauses (b), (c), (h) and (j)) so long as after giving effect to the making of such investment:

                       (i)          no Event of Default exists and is continuing;

                       (ii)         if the applicable investment is made during the period from and including February 1 to and including August 31, then the sum of the following, as reasonably estimated by the Borrower in good faith, must equal or exceed $25,000,000: (1) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated payment date; minus (2) the amount of the applicable investment in question; and

                       (iii)        if the applicable investment is made during the period from and including September 1 to and including January 31, then the sum of the following, as reasonably estimated by the Borrower in good faith, must equal or exceed $35,000,000: (1) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated payment date; minus (2) the amount of the applicable investment in question.

Section 2.11 Amendment to Section 5.12. Section 5.12 of the Agreement is amended to add the following sentence to the end of such Section:

          The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 2.12 Amendment to Section 5.14(b). Subclauses (ii) and (iii) of Section 5.14(b) of the Agreement are amended in their respective entireties to read as follows:

                       (ii)        if the applicable Restricted Payment is paid or made during the period from and including February 1 to and including August 31, then either (A) (i) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated payment date, as reasonably estimated by the Borrower in good faith, minus (ii) the amount of the applicable Restricted Payment in question must equal or exceed $40,000,000, or (B) (i) the sum of (1) the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated payment date, as reasonably estimated by the Borrower in good faith, minus (2) the amount of the applicable Restricted Payment in question must equal or exceed $30,000,000, and (ii) the Debt Service Coverage Ratio, calculated on a pro forma basis after giving effect to such Restricted Payment as of the last day of the most recently completed fiscal quarter, equals or exceeds 1.1 to 1.0; and

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                       (iii)        if the applicable Restricted Payment is paid during the period from and including September 1 to and including January 31, then either (A) (i) the sum of the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated payment date, as reasonably estimated by the Borrower in good faith, minus (ii) the amount of the applicable Restricted Payment in question must equal or exceed $45,000,000, or (B) (i) the sum of (1) the balances of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity as of the anticipated payment date, as reasonably estimated by the Borrower in good faith, minus (2) the amount of the applicable Restricted Payment in question, must equal or exceed $35,000,000, and (ii) the Debt Service Coverage Ratio, calculated on a pro forma basis after giving effect to such Restricted Payment as of the last day of the most recently completed fiscal quarter, equals or exceeds 1.1 to 1.0.

Section 2.13 Amendment to Section 5.14. The last sentence of Section 5.14 of the Agreement is amended in its entirety to read as follows:

The Borrower shall provide (x) evidence of compliance with the requirements of the foregoing subclauses (ii) and (iii) promptly upon the Administrative Agent's request for such information and (y) in connection with any Restricted Payment under the permissions set forth in the foregoing clause (b), evidence satisfactory to the Administrative Agent that the ratio of Cash Flow to Debt Service is equal to or greater than 1.10 to 1.00 after giving pro forma effect to such Restricted Payment.

Section 2.14 Amendment to Section 5.15. Clause (g) of Section 5.15 of the Agreement is amended in its entirety to read as follows:

          (g)        Indebtedness of the Borrower arising under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $37,500,000 at any time and any Permitted Refinancings thereof; provided, however, in no event shall the aggregate amount outstanding under the Second Lien Credit Agreement, plus the aggregate amount of all outstanding Obligations exceed ninety percent (90%) of the maximum Indebtedness of the Borrower and the Restricted Subsidiaries (as such term is defined in the Indenture) allowed pursuant to the Indenture with respect to Credit Facilities (as such term is defined in the Indenture), to the extent such Indenture is still in effect.

Section 2.15 Amendment to Section 5.19. Section 5.19 of the Agreement is amended in its entirety to read as follows:

          Section 5.19    Minimum Quarterly Consolidated Debt Service Coverage Ratio. If (i) Average Borrowing Base Capacity (as defined below) is equal to or less than ten percent (10.0%) of Total Availability as of any date or (ii) Borrowing Availability plus the sum of the Borrower's domestic cash and domestic cash equivalents (exclusive of any domestic cash or domestic cash equivalents included in clause (g) of the definition of Borrowing Base (Cash Collateral)) is less than $20,000,000 at any time, the Borrower will not permit the ratio of Cash Flow to Debt Service to be less than 1.10 to 1.00, computed in each case for the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the most recently ended fiscal quarter for the preceding twelve months. As used in this Section 5.19, the following terms shall have the following meanings:

          "Cash Flow" means, for any period, the sum of (i) Consolidated EBITDA minus (ii) Capital Expenditures which were not financed with Indebtedness permitted under clauses (v), (vi) or (ix) of the definition of Permitted Indebtedness; minus (iii) all income and franchise taxes paid in cash.

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"Debt Service" means, for any period, the sum of (i) Consolidated Net Interest Expense plus (ii) regularly scheduled principal payments made in respect of Indebtedness during such period plus (iii) all cash Restricted Payments paid during such period other than up to $10,000,000 expended to repurchase the Borrower's common stock during such period.

"Average Borrowing Base Capacity" means, as of any date of determination, an amount equal to the average daily balances of the sum of the Borrower's domestic cash, domestic cash equivalents and Borrowing Base Capacity for any rolling three day period ending on the date of calculation.

"Borrowing Base Capacity" means, on any date, an amount equal to the Borrowing Base in effect on such date (exclusive of any amounts set forth included in clause (g) of the definition of Borrowing Base (Cash Collateral)) minus the Committed Exposure on such date.

Section 2.16 Amendment to Schedule 1.01 (Commitments). Schedule 1.01 of the Agreement is hereby amended in its entirety to read as set forth on Schedule 1.01 hereto.

Section 2.17 Amendment to Section 1 of the Guarantee. Section 1 of the Guarantee is amended to add the following sentence to the end of such Section:

          Notwithstanding anything contained to the contrary herein, the obligations guaranteed under this Agreement or the "Obligations" as defined in this Agreement shall not include any Excluded Swap Obligations.

ARTICLE III. Conditions Precedent

          Section 3.1    Conditions. The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent (the date upon which such conditions precedent are satisfied, the "Effective Date"):

(a) The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Guarantors and the Banks;

          (b)    The Administrative Agent shall have received all fees and other compensation payable to the Administrative Agent and/or the Banks on or prior to the Effective Date pursuant to their agreements with the Borrower;

          (c)    The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects (which materiality exception will not apply to representations qualified by materiality standards) as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to an earlier date (which representations and warranties shall be true and correct in all material respects as of such earlier date); and

(d) No Default shall exist.

          Section 3.2    Effective Date Advances and Adjustments. On the Effective Date, the aggregate amount of the commitments under the Agreement is being modified hereunder. As a result, the loans outstanding under the Agreement may not be held pro rata by the Banks in accordance with the Applicable Percentages as amended by this Amendment. If necessary to remedy the forgoing, on the Effective Date, the Banks shall make advances among themselves so that after giving effect thereto the Loans (which are not Swingline Loans) will be held by the Banks, pro rata in accordance with the Applicable Percentages as amended by this Amendment. The advances made on the Effective Date under this Section by each Bank whose Applicable Percentage has increased (as compared to its Applicable

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Percentage immediately prior to the Effective Date) shall be deemed to be a purchase of a corresponding amount of the Loans of the Bank or Banks whose Applicable Percentages have decreased (as compared to the Applicable Percentages immediately prior to the Effective Date). The advances made under this Section shall be Base Rate Loans made under each Bank's Commitment.

ARTICLE IV. Miscellaneous

          Section 4.1    Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agents and the Banks party hereto agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. The Guarantee Agreement and the Security Agreement are in full force and effect and the Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Banks, a legally valid and enforceable first priority, perfected security interest in the Collateral.

          Section 4.2    Representations and Warranties. The Borrower hereby represents and warrants to the Agents and the Banks as follows: (a) no Default exists; and (b) the representations and warranties set forth in the Loan Documents are true and correct in all material respects (which materiality exception will not apply to representations qualified by materiality standards) on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to an earlier date (which representations and warranties are true and correct in all material respects as of such earlier date).

          Section 4.3    Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment, and no investigation by any Agent or any Bank or any closing shall affect the representations and warranties or the right of any Agent or any Bank to rely upon them.

          Section 4.4    Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

          Section 4.5    Expenses of Administrative Agent. To the extent set forth in Section 9.3 of the Agreement, the Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including, without limitation, the reasonable costs and fees of the Administrative Agent's legal counsel.

          Section 4.6    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

          Section 4.7    Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, Page 10

          Section 4.8    Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agents, each Bank, the Borrower, each Guarantor and their respective successors and assigns, except neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Any assignment in violation of this Section 4.8 shall be void.

          Section 4.9    Effectiveness; Counterparts. This Amendment shall become effective when the Administrative Agent shall have received this Amendment duly executed by the Borrower, the collateral Agent, the Guarantors and the Banks. This Amendment may be executed in one or more counterparts and on telecopy or other electronic counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Amendment.

          Section 4.10   Effect of Waiver. No consent or waiver, express or implied, by any Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by the Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 4.11 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

          Section 4.12   ENTIRE AGREEMENT. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, Page 11

          Executed as of the date first written above.

ELIZABETH ARDEN, INC.

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President,
Finance & Corporate Development

JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), individually as a Bank, an Issuing Bank and as Administrative Agent

By:	/s/ Christy L. West
Christy L. West, Authorized Officer

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, Signature Page

BANK OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as Collateral Agent and a Bank

By:	/s/ Seth Tyminski
Name:	Seth Tyminski
Title:	Vice President

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, Signature Page

OTHER BANKS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Bradford
Name:	Mark Bradford
Title:	Duly Authorized Signatory

HSBC BANK USA, N.A.

By:	/s/ Brian Gingue
Name:	Brian Gingue
Title:	Senior Vice President

HSBC BANK Plc

By:	/s/ Ankur Shridmar
Name:	Ankur Shridmar
Title:	Relationship Director

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, Signature Page

CONSENT OF GUARANTORS AND REAFFIRMATION OF LOAN DOCUMENTS

          Each of the Guarantors consent and agree to this Amendment (including without limitation, the provisions of Sections 4.1 and 4.2 hereof) and agree that (i) the obligations secured by the Security Agreement and guaranteed under the Guarantee Agreement include without limitation, the "Obligations" as defined in the Agreement and (ii) all the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with their respective terms.

FD MANAGEMENT, INC.
DF ENTERPRISES, INC.
ELIZABETH ARDEN INTERNATIONAL
   HOLDING, INC., (formerly FFI International, Inc.)
RDEN MANAGEMENT, INC.
ELIZABETH ARDEN (FINANCING), INC.
ELIZABETH ARDEN TRAVEL RETAIL, INC.

By:	/s/ Marcey Becker
Marcey Becker
Vice President of each Guarantor

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, Signature Page

Schedule 1.01

to

Elizabeth Arden, Inc.
Third Amended and Restated Credit Agreement

Commitments

Name of Bank	Commitments	Applicable Percentage
JPMorgan Chase Bank, N.A.	$75,000,000.00	27.272727273%

Bank of America, N.A.	$75,000,000.00	27.272727273%

Wells Fargo Bank, N.A.	$75,000,000.00	27.272727273%

HSBC Bank USA, N.A.	$33,000,000.00	12.000000000%

HSBC Bank PLC	$17,000,000.00	6.181818181%

TOTAL	$275,000,000.00	100.000%

SCHEDULE 1.01, Solo Page